UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2015

First Capital, Inc.

(Exact name of Registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	0-25023 (Commission File Number)	35-2056949 (IRS Employer Identification No.)

220 Federal Drive N.W. Corydon, Indiana 47112 (Address of Principal Executive Offices)	47112 (Zip Code)

Registrant’s telephone number, including area code: (812) 738-2198

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

On December 4, 2015, First Capital, Inc., an Indiana corporation (“First Capital”), completed its previously announced acquisition of Peoples Bancorp, Inc. of Bullitt County, a Kentucky corporation (“Peoples”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and between First Capital and Peoples.  Pursuant to the terms of the Merger Agreement, which was approved by the shareholders of First Capital on November 19, 2015 and by the shareholders of Peoples on November 12, 2015, Peoples was merged with and into First Capital, with First Capital being the surviving corporation (the “Merger”).  Immediately following the Merger, The Peoples Bank of Bullitt County, the wholly-owned subsidiary of Peoples, was merged with and into First Harrison Bank, the wholly-owned subsidiary of First Capital.

Pursuant to the terms of the Merger Agreement, Peoples shareholders had the right to elect to receive either 383.83 shares (the “Exchange Ratio”) of First Capital common stock or $9,475.00 in cash (the “Cash Consideration”) for each share of Peoples common stock owned, subject to certain adjustments and subject to proration provisions specified in the Merger Agreement that provide for a targeted aggregate mix of total consideration of 50% common stock and 50% cash.

The Merger Agreement provides that the Exchange Ratio and Cash Consideration will be adjusted within certain limits if the average per share closing price of First Capital common stock is greater or less than $24.75 for the 20 days ended Friday, November 27, 2015. Due to such adjustments, at the effective time of the Merger the Peoples shareholders had the right to receive either 377.637 shares of First Capital common stock or $9,607.08 in cash.

Based upon the $25.44 per share average closing price of First Capital common stock for the 20 days ended Friday, November 27, 2015, the transaction is valued at approximately $29.5 million.

Shareholders of Peoples also may receive an additional cash payment as specified in the Merger Agreement if First Capital sells certain specified assets within twenty-six months after the effective time of the Merger.

A copy of the First Capital press release dated December 7, 2015 announcing the completion of the Merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by First Capital, Inc., dated December 7, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CAPITAL, INC.

Date: December 7, 2015	By:	/s/ M. Chris Frederick
M. Chris Frederick
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by First Capital, Inc., dated December 7, 2015